Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERWOVEN, INC.
ARTICLE I
     The name of the corporation is Interwoven, Inc.
ARTICLE II
     The registered office of the corporation is to be located at 3500 South Dupont Highway, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is Incorporating Services, Ltd.
ARTICLE III
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
ARTICLE IV
     The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.
ARTICLE V
     Unless and except to the extent that the Bylaws of the corporation shall so require, the directors of the corporation need not be elected by written ballot.
ARTICLE VI
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE VII
     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.
     Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE VIII
     Except as provided herein, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this ARTICLE VIII.

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